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FOR IMMEDIATE RELEASE                         Press Release


              PLAYTEX PRODUCTS TO ACQUIRE DIAPER GENIE(R) BUSINESS
              ----------------------------------------------------

 Will Add Best-Selling Diaper Disposal System to Playtex's Market-Leading Infant
                                    Care Line


WESTPORT, CT (January 14, 1999) - Playtex Products, Inc. (NYSE: PYX), a leading diversified consumer and personal products company, announced today it has reached a definitive agreement to acquire the Diaper Genie(R) business, the leading diaper disposal system in the U.S., from privately held Mondial Industries Limited Partnership ("Mondial") for approximately $122 million. Playtex will pay $72 million in cash and issue $50 million in convertible debt to Mondial in connection with the acquisition.

Diaper Genie is the market leader in the diaper pail market with an 82% dollar share and features a unique, patented diaper pail and replacement cartridge system for the disposal of infant diapers. The business generated net sales of approximately $42 million and EBITDA of approximately $13 million in 1998.

"Diaper Genie is a very attractive, high-quality business with strong cash flow," commented Michael R. Gallagher, Chief Executive Officer of Playtex. "Like many of our existing products in our Infant Care line, Diaper Genie enjoys unparalleled brand equity in its category, strong consumer loyalty, and proprietary, patented product features. We expect the acquisition to be modestly accretive to earnings per share in 1999, and more positively accretive thereafter."

Mr. Gallagher continued, "This business also plays extraordinarily well to our skills in product innovation, consumer marketing and category management. As a result, we see numerous cross-marketing opportunities to leverage our sales and distribution network as well as the potential to explore product line extensions and penetrate untapped markets."

The newly issued convertible debt will bear interest of 6% and will be convertible after the first anniversary of closing at the holders' option into Playtex common stock at a 20% premium over the average closing price for the ten-day trading period immediately prior to closing. The notes will mature in 2004. The transaction, which is not subject to any financing contingency or shareholder approval, is expected to close early in the first quarter of 1999 following regulatory approval.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competitive market pressures, dependence on key customers, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, and delays or unexpected costs to resolve issues related to Year 2000 and other factors detailed in the Company's
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reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

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                                                                          (MORE)

About Playtex Products
----------------------

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of consumer and personal products. Infant Care is the largest business segment and market leader with Playtex(R) infant feeding products, Binky(R) pacifiers, Chubs(R) baby wipes, Wet Ones(R), and Mr. Bubble(R). Feminine Care offers a wide range of Playtex(R) tampons and leads the plastic applicator segment. Sun Care includes the #2-selling Banana Boat(R) and BioSun(R). Household Products includes Woolite(R) rug and upholstery cleaning products and Playtex(R) Gloves, the leader in the household latex glove market. Personal Grooming includes market leaders Binaca(R) and Ogilvie(R).

About Diaper Genie(R)
---------------------

o Introduced in 1993 by Mondial, the patented Diaper Genie diaper disposal system provides a unique system for the convenient and hygienic disposal of soiled infant diapers. The system is composed of a plastic storage container and plastic film refill cartridge. The Diaper Genie totally encapsulates a soiled diaper, individually wrapping it in a thin plastic film tubing and storing it in the base of the disposal container, thereby reducing odor and bacteria.

o Refill cartridges are purchased separately. Diaper Genie is the only diaper pail and hamper product that sells branded, special purpose refills.

o The exclusive "twist" action utilized by the Diaper Genie sealing mechanism, the key feature of the product, is protected by patent until the end of 2008. The exclusive refills are also protected by patent.

o A state-of-the-art facility at the company's headquarters in Streetsboro, Ohio produces the system and refills with proprietary injection molding tools, patented film handling equipment and high-speed packaging lines.

o Diaper Genie holds the #1 market position in the diaper pail segment with an 82% dollar share and 72% unit share.

o The business generated net sales of approximately $42 million and EBITDA of approximately $13 million in 1998. Roughly two thirds of sales are from refills.

o Diaper Genie's customers represent most major names in U.S. mass market consumer goods retailing, including Wal-Mart, K-Mart, Target, Sears and Toys'R'Us, together with many regional accounts and specialty baby stores.
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For more information, contact:
------------------------------

Michael F. Goss                                  Julie K. Gottlieb
Executive Vice President                         Director of Investor Relations
  and Chief Financial Officer                      and Communications
Playtex Products, Inc.                           Playtex Products, Inc.
(203) 341-4264                                   (203) 341-4262